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                                                                    EXHIBIT 99.3


                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT



To the Board of Directors and Shareholders of Cal Dive International, Inc.:


We have reviewed the accompanying consolidated balance sheet of Cal Dive International, Inc. and Subsidiaries as of March 31, 2003, and the related consolidated statements of operations and cash flows for the three-month period ended March 31, 2003. These financial statements are the responsibility of the Company's management. The consolidated balance sheet of Cal Dive International, Inc. and Subsidiaries as of March 31, 2002, and the related consolidated statements of operations and cash flows for the three-month period ended March 31, 2002 were reviewed by other accountants who have ceased operations.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated balance sheet of Cal Dive International, Inc. and Subsidiaries as of March 31, 2003 and the related consolidated statements of operations and cash flows for the three-month period ended March 31, 2003 for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Cal Dive International, Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, not presented herein, and in our report dated February 17, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                      ERNST & YOUNG LLP

Houston, Texas
May 13, 2003